Exhibit 10.13

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Final Execution Copy

UNIVERSITY OF PENNSYLVANIA

PATENT LICENSE AGREEMENT

This Patent License Agreement (this “Agreement”) is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and AAVenue Therapeutics, LLC, a Delaware limited liability company (“Company). This Agreement is being signed on October 14, 2013 (the “Execution Date”). This Agreement will become effective on October 14, 2013 (the “Effective Date”).

BACKGROUND

Penn jointly owns with Cornell University (“CU”) and University of Florida (“UFLA”) certain intellectual property developed by Drs. Jean Bennett, Albert J. Maguire, Samuel G. Jacobson and Gustavo Aguirre of Penn’s Perelman School of Medicine, and its School of Veterinary Medicine and Gregory M. Acland of CU and William W. Hauswirth of UFLA. The intellectual property is managed under an Inter-Institutional Agreement (IIA) by and among Penn, CU and UFLA (each individually, an “Institution” and collectively the “Institutions”) under which Penn has, with consultation with the other Institutions, the authority to negotiate and grant exclusive and nonexclusive licenses on behalf of the Institutions. The intellectual property relates to methods of treating diseases and conditions that may result in blindness, including, in particular, Lebers Congenital Amaurosis (LCA). The Institutions jointly own certain letters patent and/or applications for letters patent relating to the intellectual property as set forth in Exhibit A below. Company desires to obtain a co-exclusive license under the aforementioned patent rights and related intellectual property to commercially exploit the same. The Institutions have determined that the co-exclusive commercial exploitation of the patent rights and related intellectual property by Company is in the best interest of the Institutions and is consistent with their educational and research missions and goals.

In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1. LICENSE

1.1 License Grant. Penn grants to Company a co-exclusive, world-wide license (the “License”) to make, have made, use, import, offer for sale and sell Licensed Products in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1). The License includes the right to sublicense as permitted by this Agreement. No other rights or licenses are granted by Penn.

1.2 Related Definitions. The term “Licensed Products” means products that are made, made for, used, imported, offered for sale or sold by Company or its Affiliates or sublicensees and that would (i) in the absence of the License, infringe (or, in the case of pending patent applications, upon issuance, would infringe) at least one unexpired claim of the Patent Rights or (ii) use a process or machine covered by a claim of Patent Rights, whether the claim is issued or pending. The term “Patent Rights” means all of Penn’s, CU’s and UFLA’s patent rights represented by or issuing from: (a) the United States patents and patent applications listed in Exhibit A; (b) any continuation, divisional and re-issue applications of (a); and (c) any foreign counterparts and extensions of (a) or (b). The term “Affiliate” means a legal entity that is controlling, controlled by or under common control with Company and that has executed either this Agreement or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. For purposes of this Section 1.2, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity. The term “Field of Use” means research, development, manufacture and commercialization for the diagnosis, treatment, amelioration and prevention of human and animal diseases. The term “co-exclusive” means that, other than the license granted to Company hereunder, during the term of this Agreement, no more than one license granted by the Institutions to no more than one third party licensee (other than rights granted to non-commercial entities for educational and research purposes pursuant to Section 1.3) under the Patent Rights will be in effect at any given time.

1.3 Reservation of Rights by Penn. Penn reserves the right for each of the Institutions to use, and to permit other non-commercial entities to use, the Patent Rights for educational and research purposes.

1.4 U.S. Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

1.5 Sublicense Conditions. The Company’s right to sublicense granted by Penn under the License is subject to each of the following conditions:

(a) In each sublicense agreement, Company will (i) prohibit the sublicensee from further sublicensing under the License , provided that such prohibition shall not apply to further sublicensing by any entity that (together with its affiliates) had [**] U.S. dollars or more in worldwide drug product revenues in the calendar year most recently completed as of the grant of the sublicense; and (ii) require the sublicensee to comply with the terms and conditions of this Agreement applicable to sublicensees. For purposes of Sections 1.5 (a) and (c) and 13.5, “affiliates” shall mean a legal entity that is controlling, controlled by or under common control with sublicensee. For purposes of these Sections, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity.

(b) Within [**] days after Company enters into a sublicense agreement, Company will deliver to Penn a complete and accurate copy of the entire sublicense agreement written in the English language. Penn’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of Penn or obligation of Company under this Agreement.

(c) In the event that Company causes or experiences a Trigger Event (as defined in Section 6.4), all payments due to Company from its Affiliates or sublicensees under the sublicense agreement will, upon notice from Penn to such Affiliate or sublicensee, become payable directly to Penn for the account of Company and, subject to such notice and (except with respect to any sublicensee that is an entity that (together with its affiliates) had [**] U.S. dollars or more in worldwide drug product revenues in the calendar year most recently completed as of the grant of the sublicense, for which such consent shall not be required) the written consent of Penn, any sublicenses granted to any such Affiliate or sublicensee shall, subject to such continued payments, remain in effect. Upon receipt of any such funds, Penn will remit to Company the amount by which such payments exceed the amounts owed by Company to Penn. If Penn does not consent to survival of any sublicenses, then (except with respect to any sublicensee that is an entity that (together with its affiliates) had [**] U.S. dollars or more in worldwide drug product revenues in the calendar year most recently completed as of the grant of the sublicense, for which such consent shall not be required) they terminate along with this Agreement according to Section 6.3.

(d) Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to Penn for any act or omission of an Affiliate or sublicensee of Company that would be a breach of this Agreement if performed or omitted by Company, and Company will be deemed to be in breach of this Agreement as a result of such act or omission.

1.6 No License by Implication. Nothing in this Agreement confers by estoppel, implication or otherwise, any license or rights under any Penn patent other than the Patent Rights, regardless whether such patents are dominant or subordinate to the Patent Rights. Nothing in this Agreement confers by estoppel, implication or otherwise, any license or rights under any Company patent, regardless whether such patents are dominant or subordinate to the Patent Rights, or any authorization under any regulatory approval or orphan drug designation held by Company.

2. DILIGENCE

2.1 Development Plan. Company will deliver to Penn, a copy of an initial development plan for the Patent Rights (the “Development Plan”). The purpose of the Development Plan is (a) to demonstrate Company’s capability to bring the Patent Rights to commercialization, (b) to project the timeline for completing the necessary tasks, and (c) to measure Company’s progress against the projections. Thereafter, Company will deliver to Penn an annual updated Development Plan no later than [**] of each year during the Term. The Development Plan will include, at a minimum, the information listed in Exhibit B.

2.2 Company’s Efforts. Company will use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Development Plan.

2.3 Diligence Events. The Company will use commercially reasonable efforts to achieve each of the diligence events by the applicable completion date listed in the table below for the first Licensed Product.

DILIGENCE EVENT	COMPLETION DATE
[**]	[	**]
[**]	[	**]
[**]	[	**]

[**].

2.4 Diligence Resources. Until the filing of the first BLA for the first Licensed Product, Company will expend resources in the development and commercialization of the Licensed Products of amounts not less than the diligence minimums specified in the table below in each 12-month period following the Effective Date. If Company’s total expenditures for development and commercialization of Licensed Products in any 12-month period do not meet or exceed the applicable diligence minimum, then Company will pay to Penn the amount of the shortfall. Company will make any payments of the shortfall to Penn within together with the next Development Plan due to Penn under Section 2.1.

ANNIVERSARY:	First		Second		Third and thereafter
LICENSE DILIGENCE FEE:	[	**]	[	**]	[	**]

3. FEES AND ROYALTIES

3.1 Milestone Payments. In partial consideration of the License, Company will pay to Penn the applicable milestone payment listed in the table below within [**] days after achievement of each milestone event for each Licensed Product, regardless of whether such milestone was achieved by Company, its Affiliates or sublicensees. Company will provide Penn with written notice within [**] days after achieving each milestone for each Licensed Product.

MILESTONE	PAYMENT
First Commercial Sale of a Licensed Product in the US	$2,000,000
First Commercial Sale of a Licensed Product anywhere within the European Union	$1,750,000

The term “European Union” means the European Union as it is constituted as of the time of the relevant First Commercial Sale. For the purposes of this Section 3.1 only, the term “First Commercial Sale” shall mean the first sale by Company, its Affiliates or a sublicensee, whether at retail, wholesale or otherwise, of any Licensed Product following marketing approval in the country of sale to a third party that is not an Affiliate or a sublicensee (a “Commercial Sale”). The following are not Commercial Sales: (i) a transfer or sale by Company to a sublicensee hereunder or by a sublicensee hereunder to another such sublicensee, unless any such sublicensee is the end user of the Licensed Product, in which case such transfer shall be deemed to be a Commercial Sale; (ii) a transfer by Company, or any Affiliate or any sublicensee hereunder, to a third party for purposes of clinical trials, as free samples, or under compassionate use, patient assistance, named patient or other similar programs or studies where the Licensed Product is supplied and/or delivered without charge, or for other testing, or a commercially reasonable number of units of Licensed Product transferred for no consideration for marketing purposes (e.g., samples), but not for resale by the third party; (iii) the use of Licensed Product by Company or any of its Affiliates or sublicensees for research and development purposes; or (iv) sales made to a distributor prior to commercial launch of a Licensed Product, until the earlier of such time as Company recognizes the revenue for such transfers pursuant to US GAAP or such time as the distributor makes any sale of such Licensed Product.

For clarity, each time a milestone is achieved with respect to a Licensed Product, then any other milestone payments with respect to earlier milestones that have not yet been paid will be due and payable together with the milestone payment for the milestone that is actually achieved. For additional clarity, milestones are due and payable on Licensed Products and on products that, upon FDA approval, would become Licensed Products.

With Penn’s written concurrence and consent (upon consultation with the other Institutions), Company may substitute issuance to Penn of Company’s most recently issued preferred membership interests for up to 50% of any of the payments described above in this Section 3.1. If Company requests such option and Penn (upon consultation with the other Institutions) agrees, the membership interests issued to the Institutions would be based on the payment amount(s) that are eliminated by such issuance and the post-financing per share value of Company’s most recent preferred membership interests immediately following the closing of Company’s then-most recent equity financing. In connection with any such issuance, the Institutions will enter into a preferred share membership agreement with Company on terms and conditions substantially the same as the terms and conditions of Company’s other most recent preferred share membership agreements, and such other documents as the parties mutually agree (“Equity Document(s)”).

3.2 Earned Royalties. In partial consideration of the License, Company will pay to Penn a royalty of [**] percent ([**]%) of Net Sales in the US and [**] percent ([**]%) of Net Sales in countries outside the US during the Quarter with no minimum royalty obligations. Earned royalty payments shall be due and payable regardless of whether they are triggered by Company, its Affiliates and or its Sublicensees. Company has the right to reduce royalty payments hereunder by amounts paid to third parties for licenses to third party IP by up to [**]% on a country by country basis, if a license to third party IP is required to sell a Licensed Product. In no event shall royalties to Penn be reduced below [**]% in any country.

3.3 Related Definitions. The term “Sale” means any bona fide transaction for the sale, use, lease, transfer or other disposition of a Licensed Product to a third party for which consideration is received or expected by Company or its Affiliate or sublicensee. A Sale is deemed completed at the time that Company or its Affiliate or sublicensee invoices, ships or receives payment for a Licensed Product, whichever occurs first. The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1. The term “Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Company or its Affiliates or sublicensees. For purposes of determining Net Sales, the words “fair market value” mean the cash consideration that Company or its Affiliates or sublicensees would realize from an unrelated buyer in an arms’ length sale of an identical item sold in the same quantity and at the time and place of the transaction. The term “Qualifying Costs” means: (a) customary trade, cash and quantity discounts and inventory management fees paid to wholesalers and distributors; (b) credits, chargebacks, retroactive price reductions, rebates, refunds or claims or returns that do not exceed the original invoice amount; (c) outbound transportation expenses and transportation insurance premiums; (d) sales and use taxes, tariffs, customs duties, excises and other taxes and fees imposed by and indefeasibly paid to a governmental agency (other than taxes on income), (e) negotiated payments made to private sector and government third party payors (e.g., PBMs, HMOs and PPOs) and purchasers/providers (e.g., staff model HMOs, hospitals and clinics), regardless of the payment mechanism, including without limitation rebate, chargeback and credit mechanisms; and (f) discounts under discount prescription drug programs and reductions for coupon and voucher programs.

3.4 CHOP. In consideration of the terms of this Agreement, Company represents and warrants as of the Effective Date and covenants during the Term, that the Children’s Hospital of Philadelphia (“CHOP”) [**] as of the Effective Date [**]; provided that, for the avoidance of doubt, [**].

4. REPORTS AND PAYMENTS

4.1 Royalty Reports. Within [**] days after the end of each Quarter following the First Commercial Sale, Company will deliver to Penn a report, certified on behalf of the Company by the chief financial officer of Company, detailing the calculation of all royalties, fees and other payments due to Penn for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products constituting Sales; (b) the gross consideration invoiced, billed or received for Sales; (c) Qualifying Costs, listed by category of cost; (d) Net Sales; (e) the royalties, fees and other payments owed to Penn, listed by category; and (f) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as Exhibit C.

4.2 Payments. Company will pay all royalties due to Penn under Section 3.2 within [**] days after the end of the Quarter in which the royalties accrued along with any diligence payments due under Section 2.4.

4.3 Records. Company will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained for at least [**] years after submission of the applicable report required under Section 4.1.

4.4 Audit Rights. Upon reasonable prior written notice to Company, Company and its Affiliates and sublicensees will provide an independent accounting firm designated by Penn and reasonably acceptable to Company, which independent accounting firm shall be required to enter into a reasonable confidentiality agreement with Company with access to all of the books, records, key personnel and related background information required to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate such review or audit without unreasonable disruption to Company’s business; and (c) no more than [**] during the Term (as defined below) and for a period of [**] years thereafter. Penn’s independent accounting firm will disclose to Penn the discrepancies in the amounts paid by Company to Penn identified in such review or audit and such underlying books, records or background information necessary or useful in such determination. Company will promptly pay to Penn the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Company has underpaid any payment by [**] percent ([**]%) or more, then Company will also promptly pay the costs and expenses of Penn and its accountants in connection with the review or audit.

4.5 Information Rights. In the event that, in response to a proposal from Company, the Institutions elect to receive equity in Company as described in Section 3.1 above, then, thereafter, until the earlier of the closing of the Company’s initial public offering or such time as Penn, CU and UFLA no longer hold such equity, Company will provide to the Institutions, at least as frequently as the following reports are distributed to the Board of Directors or management of Company, copies of: (a) all Board and managerial reports that relate to the Patent Rights or the Licensed Products; and (b) all business plans, projections and financial statements for Company that are distributed to the Board of Directors or management of Company. For clarity, in the event that, in response to a proposal from Company, the Institutions elect to not receive equity in Company, then until the closing of the Company’s initial public offering, Company will provide to Perm, at least as frequently as the following reports are distributed to the Board of Directors or management of Company, copies of all Board and managerial reports that relate to the Patent Rights or the Licensed Products. After the closing of the Company’s initial public offering, Company will provide to Penn, promptly after filing, a copy of each annual report, proxy statement, 10-K, 10-Q and other material report filed with the U.S. Securities and Exchange Commission.

4.6 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If Company receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to Penn under Section 4.1.

4.7 Place of Payment. All payments by Company are payable to “The Trustees of the University of Pennsylvania” and will be made to the following addresses:

Bv ACH/Wire:	Bv Check (direct mail):	Bv Check (lockbox):
[**] Payment should include the necessary amount to cover any bank charges incurred	The Trustees of the University of Pennsylvania c/o Center for Technology Transfer Attention: Financial Coordinator	The Trustees of the University of Pennsylvania c/o Center for Technology Transfer PO Box 785546 Philadelphia, PA 19178-5546

4.8 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to [**] percent ([**]%) per month (or the maximum allowed by law, if lower).

5. CONFIDENTIALITY AND USE OF PENN’S NAME

5.1 Confidentiality Agreement. If Company and Penn entered into one or more Confidential Disclosure Agreements prior to the Effective Date, then such agreements will continue to govern the protection of confidential information under this Agreement, and each Affiliate and sublicensee of Company will be bound to Company’s obligations under such agreements. If, however, no Confidential Disclosure Agreement has been entered into between Company and Penn prior to the Effective Date, then in connection with the execution of this Agreement, the parties will enter into a Confidential Disclosure Agreement substantially similar to Penn’s standard form. Notwithstanding the foregoing, Penn shall be entitled to share any such Confidential Information with CU and UFLA under terms of confidentiality at least as restrictive as those set forth in the Confidentiality Agreement. The term “Confidentiality Agreement” means all Confidential Disclosure Agreements between the parties that remain in effect after the Effective Date.

5.2 Other Confidential Matters. Penn is not obligated to accept any confidential information from Company, except for the reports required by Sections 2.1, 4.1, 4.4 and 6.6. Penn, acting through its Center for Technology Transfer and finance offices, will use reasonable efforts not to disclose to any third party outside of Penn (other than CU and UFLA) any confidential information of Company contained in those reports other than Penn’s, CU’s and UFLA’s accountants and advisors under appropriate confidentiality obligations, for so long as such information remains confidential. Each of Penn, CU and UFLA bear no institutional responsibility for maintaining the confidentiality of any other information of Company. Company may elect to enter into confidentiality agreements with individual investigators at Penn, CU or UFLA that comply with the internal policies of Penn, CU and UFLA, as applicable.

5.3 Use of Name. Company and its Affiliates, sublicensees, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn, CU or UFLA or any Penn, CU or UFLA school, organization, employee, student or representative, without the prior written consent of such Institution(s).

6. TERM AND TERMINATION

6.1 Term. This Agreement will commence on Effective Date and terminate upon the expiration or abandonment of the last patent to expire or become abandoned of the Patent Rights (the “Term”).

6.2 Early Termination by Company. Company may terminate this Agreement at any time effective upon completion of each of the following conditions: (a) providing at least sixty (60) days’ prior written notice to Penn of such intention to terminate; (b) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products; (c) terminating all sublicenses and causing all Affiliates and sublicensees to cease making, having made, using, importing, offering for sale and selling all Licensed Products; and (d) paying all amounts owed to Penn, CU and/or UFLA, as applicable, under this Agreement and any Sponsored Research Agreement between Company and any or all of the Institutions related to the Patent Rights, through the effective date of termination.

6.3 Early Termination by Penn. Penn may terminate this Agreement if: (a) Company is more than [**] days late in paying to Penn,, as applicable, any amounts owed under this Agreement and does not pay Penn, as applicable, in full, including accrued interest, within [**] days following written notice of such payment default (a “Payment Default”); (b) other than a Payment Default, Company or its Affiliate or sublicensee breaches this Agreement and does not cure the breach within [**] days after written notice of the breach; or (c) Company or its Affiliate or sublicensee experiences a Trigger Event.

6.4 Trigger Event. The term “Trigger Event means any of the following: (a) in the event that Penn, CU and/or UFLA, as applicable, receive equity in Company under this Agreement, a material default by Company under any Equity Document, to the extent applicable, that is not cured within any cure period specified in the Equity Document(s), or within thirty (30) days of written notice, if no cure period is specified; (b) Company (i) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt, (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, such appointment is not discharged within thirty (30) days, (v) makes an assignment for the benefit of creditors, or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within ten (10) days; (c) the institution or commencement by Company or its Affiliates of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (d) the entering of any order for relief relating to any of the proceedings described in Section 6.4(b) or (c) above; (e) the calling by Company or its Affiliates of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (f) the act or failure to act by Company or its Affiliates indicating its consent to, approval of or acquiescence in any of the proceedings described in Section 6.4(b) – (e) above; (g) dissolution of Company or termination of Company’s LLC Agreement (unless the entity survives as a S or C corporation); or (h) the commencement by Company of any action against Penn, CU or UFLA, including an action for declaratory judgment, to declare or render invalid or unenforceable the Patent Rights, or any claim thereof.

6.5 Effect of Termination. Upon the termination of this Agreement for any reason: (a) the License terminates; (b) Company and, subject to Section 1.5(c), all its Affiliates and sublicensees will cease all making, having made, using, importing, offering for sale and selling all Licensed Products, except to extent permitted by Section 6.6; (c) Company will pay to Penn all amounts, including accrued interest, owed to Penn under this Agreement related to the Patent Rights, through the date of termination, including royalties on Licensed Products invoiced or shipped through the date of termination and any sell off period permitted by Section 6.6, whether or not payment is received prior to termination or expiration of the sell off period permitted by Section 6.6; (d) Company will, at Penn’s request, return to Penn all confidential information of Penn; and (e) in the case of termination under Section 6.3, all duties of Penn and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either Penn or Company.

6.6 Inventory & Sell Off. Upon the termination of this Agreement for any reason, Company will cause physical inventories to be taken immediately of: (a) all completed Licensed Products on hand under the control of Company or its Affiliates or sublicensees; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement. Company will deliver promptly to Penn a copy of the written inventory, certified by an officer of the Company. Upon termination of this Agreement for any reason, Company will promptly remove, efface or destroy all references to Penn from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or sublicensees, and Company and its Affiliates and sublicensees will not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products. Upon the termination of this Agreement for any reason other than pursuant to Section 6.3, Company may sell off its inventory of Licensed Products existing on the date of termination for a period of [**] months and pay Penn royalties on Sales of such inventory within [**] days following the expiration of such [**] month period.

6.7 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to Penn under this Agreement will survive the termination of this Agreement for any reason. Sections 13.10 and 13.11 and Articles 4, 5, 6, 9, 10, and 11 will survive the termination of this Agreement for any reason in accordance with their respective terms.

7. PATENT PROSECUTION AND MAINTENANCE

7.1 Patent Control. Penn controls the preparation, prosecution and maintenance of the Patent Rights and the selection of patent counsel, with input from Company. For purposes of this Article 7, the word “maintenance” includes any interference negotiations, claims, or proceedings, in any forum, brought by Penn, CU, UFLA, Company, a third party, or the United States Patent and Trademark Office relating to the Patent Rights, and any requests by Penn, CU, UFLA or Company that the United States Patent and Trademark Office reexamine or reissue any patent in the Patent Rights.

7.2 Payment and Reimbursement. Within [**] days after the Effective Date, Company will reimburse Penn$[**], representing approximately fifty percent (50%) of all historically accrued attorneys’ fees, expenses, official fees and all other charges accumulated prior to the Effective Date incident to the preparation, filing, prosecution and maintenance of the Patent

Rights. Company will reimburse Penn for all documented attorneys’ fees, expenses, official fees and all other charges accumulated on or after the Effective Date incident to the maintenance of U.S. Patent No. [**], within [**] days after Company’s receipt of invoices for such fees, expenses and charges. Penn will be solely responsible for all attorneys’ fees, expenses, official fees and all other charges accumulated on or after the Effective Date incident to the preparation, filing, prosecution, and maintenance of all other Patent Rights. Company will be responsible for patent expenses for U.S. Patent No. [**] under this Section 7.2 until such time as there is another co-exclusive licensee in which case Company will be responsible for 50% of ongoing patent expenses for such patent with other such co-licensee. Penn reserves the right to require the Company to provide a deposit in advance of incurring out of pocket patent expenses for U.S. Patent No. [**] estimated by counsel to exceed $[**]. If Company fails to reimburse patent expenses under this Section 7.2, or provide a requested deposit with respect to U.S. Patent No. [**], then Penn will be free at its discretion and expense to either abandon U.S. Patent No. [**] or to continue such maintenance activities, and U.S. Patent No. [**] and any continuation will be automatically excluded from the term “Patent Rights” hereunder. Penn is free at its discretion and expense to either abandon or continue the preparation, filing, prosecution, and maintenance of all Patent Rights other than U.S. Patent No. [**] at any time.

8. INFRINGEMENT

8.1 Notice. Company, Penn, CU and UFLA will notify each other promptly of any infringement of the Patent Rights that may come to their attention. Company, Penn, CU and UFLA will consult each other in a timely manner concerning any appropriate response to the infringement.

8.2 Prosecution of Infringement. During such time as Company is the sole licensee under the Patent Rights, Company may prosecute any infringement of the Patent Rights at Company’s expense, including defending against any counterclaims or cross claims brought by any party against Company, Penn, CU or UFLA regarding the Patent Rights and defending against any claim that the Patent or Patent Rights are invalid in the course of any infringement action or in a declaratory judgment action. Each of Penn, CU and UFLA reserves the right to intervene voluntarily and join Company in any such infringement litigation. If Penn, CU or UFLA chooses not to intervene voluntarily, but is a necessary party to the action brought by Company, then Company may join such Institution(s) in the infringement litigation. If Company decides not to prosecute any infringement of the Patent Rights, then any of Penn, CU or UFLA may elect to prosecute such infringement independently of Company in its or their sole discretion.

8.3 Cooperation. In any litigation under this Article 8, Company, Penn, CU or UFLA, at the request and sole expense of any other requesting party, will cooperate to the fullest extent reasonably possible. This Section 8.3 will not be construed to require any of Company, Penn, CU or UFLA to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction. If, however, any of Company, Penn, CU or UFLA is required to undertake any activity, including legal discovery, in any litigation or potential litigation (other than litigation or potential litigation to which Penn, CU and/or UFLA is a voluntary party) brought by, or otherwise related to, Company in accordance with this Article 8, as a right of lawful process of a court of competent jurisdiction, then, subject to Section 8.4, Company will pay all expenses incurred by Penn, CU and/or UFLA, as applicable, in undertaking such required activities; provided that, if any such litigation or potential litigation is not brought by Company, then (a) if such litigation or potential litigation is brought by a third party licensee of Penn, CU and/or UFLA with respect to the Patent Rights, then Company shall not be required to pay such expenses incurred by Penn, CU and/or UFLA and (b) if such litigation or potential litigation is not brought by a third party licensee of Penn, CU and/or UFLA with respect to the Patent Rights, but is also otherwise related to such a third party licensee, then Company shall only be required to pay fifty percent (50%) of such expenses incurred by Penn, CU and/or UFLA.

8.4 Control of Litigation. Company may control any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which none of the Institutions is a party, including the selection of counsel, all with input from Penn, CU, and/or UFLA, as applicable, provided that Company is the sole licensee under the Patent Rights. Penn, CU, and/or UFLA, as applicable, controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in all other instances, including where Penn, CU, and/or UFLA has elected to prosecute the infringement independently of Company or has voluntarily or involuntarily joined Company in the infringement litigation, including the selection of counsel, all with input from Company. Company must not settle or compromise any such litigation in a manner that imposes any obligations or restrictions on Penn, CU or UFLA or grants any rights to the Patent Rights, other than any permitted sublicenses, without the prior written permission of Penn, CU and/or UFLA, as applicable. In all instances in which Penn, CU and/or UFLA, as applicable, is a party, Penn, CU and/or UFLA reserve the right to select its own counsel. If Penn, CU and/or UFLA is involuntarily joined as a party, each of Penn, CU and UFLA may elect to be represented by Company’s counsel at Company’s expense if Company is a party to such litigation or potential litigation and retains the right to select its own counsel, and will be responsible for all litigation expenditures with respect to any such separate representation as set forth in Section 8.5, provided that if, in any such litigation or potential litigation brought by, or otherwise related to, Company, the interests of Penn, CU and/or UFLA, as applicable, and Company are so adverse as to prohibit counsel from jointly representing Penn, CU and/or UFLA, as applicable, and Company, the Company shall be responsible for all litigation expenditures of such separate representation(s).

8.5 Recoveries from Litigation. If Company prosecutes any infringement claims either without Penn, CU or UFLA as a party or with Penn, CU or UFLA involuntarily joined as a party, then Company will reimburse each of Penn, CU and UFLA, as applicable, for its litigation expenditures, including any attorneys’ fees, expenses, official fees and other charges incurred by such Institutions, even if there are no financial recoveries from the infringement action. Company will reimburse the Institutions within [**] days after receiving each invoice for such amounts incurred by the Institutions. After reimbursing each of Penn, CU and UFLA, as applicable, for its expenditures, Company will use the financial recoveries from such claims, if any, (a) first, to reimburse Company for its litigation expenditures; and (b) second, to retain any remainder but to treat the remainder as Net Sales for the purpose of determining the royalties due under Section 3.2. If Company prosecutes any infringement claims with Penn, CU or UFLA joined as a voluntary party, then any financial recoveries from such claims will be (x) first, shared between Company, Penn, CU and UFLA to reimburse them for their respective shares of the aggregate litigation expenditures; and (y) second, shared equally by Company, on the one hand, and Penn, CU and UFLA, on the other hand, as to any remainder after Company and each of the Institutions have fully recovered their aggregate litigation expenditures. If Penn, CU and/or UFLA, as applicable, prosecutes any infringement claims independent of Company, then Penn, CU and/or UFLA, as applicable, will prosecute such infringement at its or their, as applicable, expense, will reimburse Company for Company’s litigation expenditures, including any attorneys’ fees, expenses, official fees and other charges to the extent incurred by Company in cooperating with Penn, CU and/or UFLA, as applicable, at its or their request, as applicable, in such prosecuting such claims, and will retain the balance of any financial recoveries in their entirety.

9. DISCLAIMER OF WARRANTIES

9.1 Disclaimer. THE PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. EACH OF PENN, CU AND UFLA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE.

10. LIMITATION OF LIABILITY

10.1 Limitation of Liability. NONE OF PENN, CU OR UFLA WILL BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY’S OR ITS AFFILIATES’ OR SUBLICENSEES’ USE OF THE PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS. NONE OF PENN, CU, OR UFLA WILL BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND. EXCEPT FOR COMPANY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11 OF THIS AGREEMENT, COMPANY WILL NOT BE LIABLE TO PENN, CU, OR UFLA OR TO ANY THIRD PARTY, FOR ANY LOST PROFITS, BUSINESS INFORMATION OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

11. INDEMNIFICATION

11.1 Indemnification. Company will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term “Indemnified Party” means each of Penn, CU and UFLA, and their respective trustees, officers, faculty, students, employees, contractors, and agents. The term “Liabilities’” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term “Indemnification Event” means; (a) any Claim by a third party against one or more Indemnified Parties arising out of or resulting from the development, testing, use, manufacture, promotion, sale or other disposition of any Patent Rights or Licensed Products by Company, its Affiliates, sublicensees, assignees or vendors or third parties, including, but not limited to, (x) any product liability or other Claim of any kind related to use by a third party of a Licensed Product, (y) any Claim by a third party that the practice of any of the Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) any Claim by a third party relating to clinical trials or studies for Licensed Products; (b) any Claim by a third party against one or more Indemnified Parties arising out of or resulting from any material breach of this Agreement by Company or its Affiliates or sublicensees; and (c) the enforcement of this Article 11 by any Indemnified Party. The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

11.2 Reimbursement of Costs. Company will pay directly all Liabilities incurred for defense or negotiation of any Claim pursuant to this Article 11 or will reimburse Penn, CU or UFLA, as applicable, for all documented Liabilities incident to the defense or negotiation of any Claim pursuant to this Article 11 within [**] days after Company’s receipt of invoices for such fees, expenses and charges.

11.3 Control of Litigation. Company controls any litigation or potential litigation involving the defense of any Claim pursuant to this Article 11, including the selection of counsel, with input from Penn, CU and UFLA. Each of Penn, CU and UFLA, as applicable, reserves the right to protect its interest in defending against any Claim pursuant to this Article 11 by selecting its own counsel, with any attorneys’ fees and litigation expenses paid for by Penn, CU and/or UFLA, as applicable, pursuant to Sections 11.1 and 11.2, unless Penn, CU and/or UFLA, as applicable, takes such action due to a conflict of interest that makes separate representation of Penn, CU and/or UFLA, as applicable, and Company necessary, in which case Company will pay such attorneys’ fees and litigation expenses.

11.4 Other Provisions. Company will not settle or compromise any Claim pursuant to this Article 11 giving rise to Liabilities in any manner that imposes any restrictions or obligations on Penn, CU or UFLA or grants any rights to the Patent Rights or the Licensed Products, other than permitted sublicenses, without prior written consent of Penn, CU and/or UFLA, as applicable. If Company fails or declines to assume the defense of any Claim pursuant to this Article 11 within [**] days after notice of such Claim, or fails to reimburse an Indemnified Party for any Liabilities pursuant to Sections 11.1 and 11.2 within the [**] day time period set forth in Section 11.2, then Penn, CU or UFLA, as applicable, may assume the defense of such Claim for the account and at the risk of Company. The indemnification rights of the Indemnified Parties under this Article 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

12. INSURANCE

12.1 Coverages. Company will procure and maintain insurance policies for coverages with respect to personal injury, bodily injury and property damage arising out of Company’s performance under this Agreement and reasonably adequate to fulfill any potential obligation to the Indemnified Party, but not less than: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $ [**] per occurrence and $[**] in the aggregate; (b) prior to the commencement of clinical trials involving Licensed

Products, clinical trials coverage in a minimum amount of $[**] combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of $[**] combined single limit per occurrence and in the aggregate. The required minimum amounts of insurance do not constitute a limitation on Company’s liability or indemnification obligations under this Agreement.

12.2 Other Requirements. The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name Penn, CU and UFLA as an additional insured with respect to Company’s performance under this Agreement. Company will provide Penn with insurance certificates evidencing the required coverage within [**] days after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify Penn in writing at least [**] days prior to the cancellation or material change in coverage.

13. ADDITIONAL PROVISIONS

13.1 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

13.2 No Discrimination. Neither Penn nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

13.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. Penn does not represent that no license is required, or that, if required, the license will issue.

13.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

13.5 Assignment & Hypothecation. Company may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of Penn, provided that Company may assign this Agreement to an Affiliate, or to a third party that is an entity that (together with its affiliates) had one billion U.S. dollars or more in worldwide drug product revenues in the calendar year most recently completed as of the date of such assignment in connection with a sale or transfer of all or substantially all of Company’s business or assets, provided that: (a) the assignee agrees in writing to be legally bound by this Agreement and to deliver to Penn an updated Development Plan within [**] days after the closing of the proposed transaction; and (b) Company provides Penn with a copy of assignee’s undertaking. Any permitted assignment will not relieve Company of responsibility for performance of any obligation of Company that has accrued at the time of the assignment. Company will not grant a security interest in the License or this Agreement during the Term, except in connection with a royalty sale or similar royalty monetization transaction. Any prohibited assignment or security interest will be null and void.

13.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective notice address listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.

13.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

13.8 Headings & Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

13.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions.

13.10 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania with respect to all disputes arising under this Agreement.

13.11 Integration. This Agreement with its Exhibits contains the entire agreement between the parties with respect to the Patent Rights and the License and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter, including but not limited to the Term Sheet.

Each party has caused this Agreement to be executed by its duly authorized representative.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		AAVENUE THERAPEUTICS LLC

By:	/s/ John S. Swartley	By:	/s/ Jeffrey D. Marrazzo
Name:	John S. Swartley, PhD	Name:	Jeffrey D. Marrazzo
Title:	Executive Director, Center for Technology Transfer	Title:	President & Chief Executive Officer

Address:	Center for Technology Transfer University of Pennsylvania 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283 Attention: Executive Director	Address:	c/o The Children’s Hospital of Phila. 34th St. & Civic Center Blvd. Philadelphia, PA 19104

Required copy to:	University of Pennsylvania Office of General Counsel 133 South 36th Street, Suite 300 Philadelphia, PA 19104-3246 Attention: General Counsel

EXHIBIT INDEX

Exhibit A	Patents and Patent Applications in Patent Rights

Exhibit B	Minimum Contents of Development Plan

Exhibit C	Format of Royalty Report

Exhibit A

Patents and Patent Applications in Patent Rights

Tech ID: N2514	Method of Treating or Retarding the Development of Blindness
Serial No.	Patent No.		App Type		File Date		Status		Country		Issue Date
[**]	[	**]	[	**]	[	**]	[	**]	[	**]	[	**]
[**]	[	**]	[	**]	[	**]	[	**]	[	**]	[	**]
[**]	[	**]	[	**]	[	**]	[	**]	[	**]	[	**]
[**]	[	**]	[	**]	[	**]	[	**]	[	**]	[	**]

Exhibit B

Minimum Contents of Development Plan

The initial Development Plan and each update to the Development Plan will include, at a minimum, the following information:

•	The date of the Development Plan and the reporting period covered by the Development Plan.

•	Identification and nature of each active relationship between Company and its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Patent Rights

•	Significant projects completed during the reporting period by Company or its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Patent Rights.

•	Significant projects currently being performed by Company or its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Patent Rights.

•	Future projects expected to be undertaken during the next reporting period by Company or its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Patent Rights.

•	Projected timelines to product launch of each Licensed Product prior to first Sale.

•	Projected annual Net Sales for each Licensed Product after first Sale.

•	Significant changes to the current Development Plan since the previous Development Plan and the reasons for the changes.

•	Significant assumptions underlying the Development Plan and the future variables that may cause significant changes to the Development Plan.

•	Copies of all reports required by Section 4.1 of this Agreement that have not already been delivered to Penn.

Exhibit C

Center for Technology Transfer University of Pennsylvania Royalty Report

Licensee:		Agreement:
Inventor:		Patent #:
Period Covered: From:	/ /	Through:	/ /
Prepared By		Date:
Approved By:		Date:

If License covers several major product lines, please prepare a separate for each line. Then combine all product lines into a summary report.

Report Type:	☐ Single Product Line Report: ☐ Multi-product Summary Report: Page 1 of Pages ☐ Product Line Detail: Line: Trade name: Page:
Report Currency:	☐ U.S. Dollars ☐ Other

Country	Gross Sales	*Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A
Canada
Europe

Japan
Other

Total:

Total Royalty:                      Conversion Rate:                      Royalty in U.S. Dollars $

The following royalty forecast is non-binding and for CTT internal planning purposes only:

Royalty Forecast Under this agreement: Next Quarter:                  Q2:                  Q3:                  Q4:

On a separate page, please indicate the reasons for returns or other adjustments if significant. Also note any unusual occurrences that affected royalty amounts during this period. To assist CTT’s forecasting, please comment on any significant expected trends in sales volume